Exhibit 10.154
LOAN AGREEMENT
Dated as of June 21, 2012
Between
PUENTE HILLS MALL, LLC,
as Borrower
and
MIDLAND NATIONAL LIFE INSURANCE COMPANY,
as Lender
FIXED RATE SINGLE PROPERTY LOAN

USActive 23454768.1     1
6397/32472-005 current/28820989v16

TABLE OF CONTENTS
Page

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION 5

Section 1.1.	Definitions 5

Section 1.2.	Principles of Construction 32

II.	GENERAL TERMS 32

Section 2.1.	Loan Commitment; Disbursement to Borrower 32

Section 2.2.	Interest Rate 32

Section 2.3.	Loan Payment 33

Section 2.4.	Prepayments 34

Section 2.5.	Reserved 36

Section 2.6.	Release of Property 36

Section 2.7.	Cash Management 36

Section 2.8.	Withholding Taxes; Gross Up 38

III.	INTENTIONALLY OMITTED 41

IV.	REPRESENTATIONS AND WARRANTIES 41

Section 4.1.	Borrower Representations 41

Section 4.2.	Survival of Representations 54

V.	BORROWER COVENANTS 54

Section 5.1.	Affirmative Covenants 54

Section 5.2.	Negative Covenants 67

VI.	INSURANCE; CASUALTY; CONDEMNATION 72

Section 6.1.	Insurance 72

Section 6.2.	Casualty 76

Section 6.3.	Condemnation 77

Section 6.4.	Restoration 77

VII.	RESERVE FUNDS 82

Section 7.1.	Intentionally Omitted 82

Section 7.2.	Tax and Insurance Escrow Fund 82

Section 7.3.	Replacements and Replacement Reserve 83

Section 7.4.	Rollover Reserve 83

Section 7.5.	Reserved 84

Section 7.6.	Reserved 84

Section 7.7.	Reserve Funds, Generally 84

VIII.	DEFAULTS 85

Section 8.1.	Event of Default 85

Section 8.2.	Remedies 88

IX.	SPECIAL PROVISIONS 90

Section 9.1.	Reserved 90

Section 9.2.	Component Notes 90

Section 9.3.	Intentionally Omitted 90

Section 9.4.	Exculpation 91

Section 9.5.	Matters Concerning Manager 94

Section 9.6.	Servicer 95

X.	MISCELLANEOUS 95

Section 10.1.	Survival 95

Section 10.2.	Lender’s Discretion 95

Section 10.3.	Governing Law 96

Section 10.4.	Modification, Waiver in Writing 97

Section 10.5.	Delay Not a Waiver 97

Section 10.6.	Notices 98

Section 10.7.	Trial by Jury 99

Section 10.8.	Headings 99

Section 10.9.	Severability 99

Section 10.10.	Preferences 99

Section 10.11.	Waiver of Notice 99

Section 10.12.	Remedies of Borrower 100

Section 10.13.	Expenses; Indemnity 101

Section 10.14.	Schedules Incorporated 103

Section 10.15.	Offsets, Counterclaims and Defenses 104

Section 10.16.	No Joint Venture or Partnership; No Third Party
Beneficiaries    104

Section 10.17.	Publicity 104

Section 10.18.	Waiver of Marshalling of Assets 104

Section 10.19.	Waiver of Counterclaim 105

Section 10.20.	Conflict; Construction of Documents; Reliance 105

Section 10.21.	Brokers and Financial Advisors 105

Section 10.22.	Confidentiality 105

Section 10.23.	Prior Agreements 106

Section 10.24.	Cumulative Rights 106

Section 10.25.	Counterparts 107

Section 10.26.	Consent of Holder 107

Section 10.27.	Successor Laws 107

Section 10.28.	Reliance on Third Parties 107

Section 10.29.	Joint and Several Obligations 107

SCHEDULES
Schedule I    -    Rent Roll
Schedule II    -    Required Repairs – Deadlines for Completion
Schedule III    -    Organizational Chart of Borrower
Schedule IV    -    Legal Description of Fee Parcel

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of June 21, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between MIDLAND NATIONAL LIFE INSURANCE COMPANY, an Iowa Corporation, having an address at One Midland Plaza, Sioux Falls, South Dakota 57193 (“Lender”), and PUENTE HILLS MALL, LLC, a Delaware limited liability company, having its principal place of business at c/o Glimcher Properties Limited Partnership, 180 East Broad Street, 21st Floor, Columbus, Ohio 43215 (“Borrower”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Accrual Period” shall mean (a) for the first accrual period hereunder, (i) if the Closing Date occurs on or before the fifth (5th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fifth (5th) day of the calendar month in which the Closing Date occurs, and (ii) if the Closing Date occurs on or after the sixth (6th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fifth (5th) day of the following calendar month and (b) for each accrual period thereafter commencing July, 2012, the period commencing on the sixth (6th) day of each calendar month and ending on (and including) the fifth (5th) day of the following calendar month. Each Accrual Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Accrual Period.
“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any Manager in which Borrower or any Guarantor or any Affiliate of either of them has, directly or indirectly, any legal, beneficial or economic interest.
“Agent” shall mean Wells Fargo Bank, N.A., or any successor Eligible Institution acting as Agent under the Cash Management Agreement.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.
“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes and (b) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns permitted in accordance with the provisions hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.
“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Cash Expenses” shall mean, for any period, the Operating Expenses for the operation of the Property as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred by Borrower minus any payments into the Tax and Insurance Escrow Fund.
“Cash Management Account” shall have the meaning set forth in Section 2.7.2(a) hereof.
“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Manager, Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Change of Control” shall mean (a) any event, including, without limitation, the sale, transfer or issuance, in one or more transactions, of any direct or indirect beneficial ownership interests in Borrower which results in (i) Puente Hills Mall REIT, LLC, a Delaware limited liability company (“Managing Member”) failing to be the sole member of Borrower or failing to have the responsibility for managing and administering the day-to-day business and affairs of Borrower, (ii) OG Retail Holding Co., LLC, a Delaware limited liability company, failing to be the managing member of Managing Member or failing to have the responsibility for managing and administering the day-to-day business and affairs of Managing Member, (iii) Guarantor failing to be the administering member of OG Retail Holding Co., LLC or failing to have the responsibility for managing and administering the day-to-day business and affairs of OG Retail Holding Co., LLC, (iv) any transfer of 49% or more of the stock of Glimcher Realty Trust, a Maryland real estate investment trust (“GRT”), other than in connection with transfers of publicly traded stock on a national stock exchange in the normal course of business and not in connection with a tender offer or sale of GRT or substantially all of the assets of GRT, or (v) Glimcher Properties Corporation, a Delaware corporation, failing to be the sole general partner of Guarantor or failing to have the responsibility for managing and administering the day-to-day business and affairs of Guarantor, or (b) Guarantor no longer directly or indirectly (1) owning at least 52% of the direct or indirect ownership interests in, and rights to distributions from, Borrower, or (2) having responsibility for managing and administering the day-to-day business and affairs of the Borrower, or (c) in any other respects, any Person other than Guarantor directly or indirectly Controlling Borrower.
“Closing Date” shall mean the date of the funding of the Loan.
“Co-Lender” shall mean any Person, including without limitation, Lender, which holds a participation interest in the Loan or a note evidencing all or a portion of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Confidential Information” shall have the meaning set forth in Section 10.22(b).
“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Contracts” shall mean all contracts and agreements except for the Leases now or hereafter entered into or otherwise effective, covering or otherwise relating to all or any part of the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“DBRS” shall mean DBRS, Inc.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any applicable prepayment fee and all sums expended or advanced by Lender pursuant to any term or provision in this Agreement or the Security Instrument due to Lender in respect of or in connection with the Loan under the Note, this Agreement, the Security Instrument and the other Loan Documents.
“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Note.
“Debt Service Coverage Ratio” shall mean as of the last day of the calendar month immediately preceding the applicable date of calculation, the quotient obtained by dividing (1) the Net Operating Income (excluding interest on credit accounts) for the most recent quarter annualized as set forth in the financial statements most recently delivered to Lender as required hereunder in form acceptable to Lender by (2) the actual Debt Service payments projected to be due and payable under the Loan over the twelve (12) month period subsequent to the date of calculation. Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations. Lender’s calculation of the Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Interest Rate.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s).
“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excluded Taxes” shall mean, with respect to any payment made by Borrower or Guarantor (collectively, “Loan Party”) under any Loan Document, any of the following Section 2.8 Taxes imposed on or with respect to Lender or a Co-Lender: (a) income or franchise Section 2.8 Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Co-Lender or Lender is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits Section 2.8 Taxes imposed by the United States of America or any similar Section 2.8 Taxes imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Non-U.S. Lender, any U.S. federal withholding Section 2.8 Taxes resulting from any law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.8(e) or Section 2.8(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Section 2.8 Taxes pursuant to Section 2.8(a).
“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(f) hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all sustainable income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from tenants in occupancy, open for business and paying full contractual rent without right of offset or credit, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, business interruption or other loss of income or rental insurance proceeds or other required pass-throughs, reimbursements paid by tenants under the Leases of any nature and interest on Reserve Funds, if any, but excluding Rents from tenants during a free-rent period, Rents from tenants that are included in any Material Proceeding unless the applicable tenant has affirmed its Lease, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income or rental insurance), Condemnation Proceeds, forfeited or unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Reserve Funds, if any.
“Guarantor” shall mean Glimcher Properties Limited Partnership.
“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.
“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Loan, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, members, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
“Indemnified Taxes” shall mean (a) Section 2.8 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” or “Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and will not while serving as Independent Director or Independent Manager be: (i) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director or Independent Manager of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in an Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.
“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Frost Brown Todd LLC in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Interest Rate” shall mean a rate of four and one-half percent (4.5%) per annum.
“IRS” shall mean the United States Internal Revenue Service.
“Kroll” shall mean Kroll, Inc.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Lockbox Agreement, and all other documents executed and/or delivered in connection with the Loan.
“Loan Party” shall have the meaning set forth in the definition of Excluded Taxes.
“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Loan and the denominator is equal to the appraised value of the Property as determined by Lender in its sole discretion.
“Lockbox Account” shall have the meaning set forth in Section 2.7.1(a) hereof.
“Lockbox Agreement” shall mean that certain Lockbox Agreement Clearing Account Agreement Deposit Account Control Agreement Lockbox Bank Instruction Letter (together with the acknowledgement attached thereto executed by the Lockbox Bank) dated the date hereof by Borrower to Lockbox Bank and agreed to by Lender among Borrower, Lender, Manager and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Lockbox Bank” shall mean the clearing bank that establishes, maintains and holds the Lockbox Account, which bank shall be an Eligible Institution.
“Losses” shall mean, collectively, any and all claims, demands, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, disbursements, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including, but not limited, to reasonable attorneys’ fees and other costs of defense in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto).

“Major Lease” shall have the meaning set forth in Section 5.1.20(d) hereof.
“Management Agreement” shall mean the management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property, or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing the Property in accordance with the terms and provisions of this Agreement.
“Manager” shall mean, collectively, Glimcher Properties Limited Partnership, as manager, and Glimcher Development Corporation as services provider, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.
“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor or the Property, (iii) the enforceability, validity, perfection or priority of the Lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under the Security Instrument or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Guaranty.
“Material Contract” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases, as to which either (i) there is an obligation of Borrower to pay more than $250,000 per annum or (ii) the term thereof extends beyond one year (unless cancelable on sixty (60) days or less notice without requiring the payment of termination fees or payments of any kind).
“Material Proceeding” shall mean, with respect to any Person, to file any insolvency or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person's inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.
“Maturity Date” shall mean the Payment Date in July 2017, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Monthly Debt Service Payment Amount” shall mean a payment of interest only on the outstanding principal amount of the Loan.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Morningstar” shall mean Morningstar, Inc.
“Net Cash Flow” shall mean, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
“Net Cash Flow Schedule” shall mean, for the applicable period, a schedule reconciling Net Operating Income to Net Cash Flow which itemizes all adjustments made to Net Operating Income to arrive at Net Cash Flow.
“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
“Non-U.S. Lender” shall mean a Co-Lender or Lender that is not a U.S. Person.
“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Sixty Million and No/100 Dollars ($60,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“O&M Program” shall have the meaning set forth in Section 5.1.19 hereof.
“OFAC” shall have the meaning set forth in Section 4.1.35 hereof.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner or managing member of Borrower, as applicable.

“Open Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.
“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Reserve Funds.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Connection Taxes” shall mean, with respect to any Lender or Co-Lender, Other Taxes imposed as a result of a present or former connection between such Lender or Co-Lender and the jurisdiction imposing such Other Taxes (other than a connection arising from such Lender or Co-Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).
“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Section 2.8 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.8 Taxes that are Other Connection Taxes imposed with respect to an assignment of the Loan Documents.
“Patriot Act” shall have the meaning set forth in Section 4.1.35 hereof.
“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.
“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority which are not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially or adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee of any trust which holds the Loan or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(i)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(ii)    Federal Housing Administration debentures;
(iii)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(v)    fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(vi)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(vii)    commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)    units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency for money market funds; and
(ix)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.
“Policies” or “Policy” shall have the meaning set forth in Section 6.1(b) hereof.
“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.
“Principal” shall mean any Person that is the general partner of Borrower, if Borrower is a limited partnership, or managing member of Borrower, if Borrower is a limited liability company.
“Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in granting clause of the Security Instrument and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, Borrower, Principal, Guarantor and/or Manager.
“Qualified Manager” shall mean either (a) Manager; or (b) a reputable and experienced management organization (which may be an Affiliate of Borrower), reasonably approved by Lender, possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained, if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Kroll, DBRS and Morningstar.
“Re-Dating” shall have the meaning set forth in Section 9.1.3 hereof.
“Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including, without limitation, payments by reason of the rejection of a Lease in a Material Proceeding) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.
“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.
“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund and any other escrow or reserve fund established pursuant to the Loan Documents.
“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation (or better condition), with such alterations as may be reasonably approved by Lender.
“Restricted Party” shall mean, collectively (a) Borrower, Principal, Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of, Borrower, Principal, Guarantor, any Affiliated Manager or any non-member manager.
“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.
“Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.
“S&P” shall mean Standard & Poor’s Ratings Services.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other disposal of a legal or beneficial interest, whether direct or indirect.
“Section 2.8 Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Security Instrument” shall mean that certain first priority Deed of Trust, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Servicer” shall have the meaning set forth in Section 9.6 hereof.
“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof:
(a)    is and shall be organized solely for the purpose of, in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(b)    has not engaged and shall not engage in any business unrelated to the acquisition, development, ownership, management or operation of the Property;
(c)    has not owned and shall not own any real property other than, in the case of Borrower, the Property;
(d)    does not have, shall not have and at no time had any assets other than the Property and personal property necessary or incidental to its ownership and operation of the Property;
(e)    has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (i) any dissolution, winding up, liquidation, consolidation or merger, or (ii) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;
(f)    shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;
(g)    if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (i) is a corporation or single-member Delaware limited liability company, (ii) has two (2) Independent Directors, and (iii) holds a direct interest as general partner in the limited partnership of not less than one-half of one percent (0.5%);
(h)    if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to commence any Material Proceeding either with respect to itself or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote and shall have voted in favor of such action;

(i)    if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;
(j)    if such entity is a single-member limited liability company, (i) is and shall be a Delaware limited liability company, (ii) has and shall have at least two (2) Independent Managers serving as managers of such company, (iii) shall not commence any Material Proceeding and shall not cause or permit the members or managers of such entity to commence any Material Proceeding, unless two (2) Independent Managers then serving as managers of the company shall have participated consented in writing to such action, and (iv) has and shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(k)    has not and shall not (and, if such entity is (i) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets; (C) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (D) without the affirmative vote of two (2) Independent Directors or Independent Managers commence any Material Proceeding;
(l)    has at all times been and intends at all times to remain solvent and has paid and shall, provided that there is sufficient income from the Property to do so, pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(m)    has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(n)    has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required or permitted to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required or permitted by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;
(o)    has maintained and shall maintain its own records, books, resolutions and agreements;
(p)    has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;
(q)    has held and shall hold its assets in its own name;
(r)    has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;
(s)    (i) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (ii) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (iii) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;
(t)    has paid and shall, provided that there is sufficient income from the Property to do so, pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall, provided that there is sufficient income from the Property to do so, maintain a sufficient number of employees in light of its contemplated business operations;
(u)    has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(v)    has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;
(w)    shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed two percent (2%) of the outstanding principal amount of the Loan which liabilities are not more than sixty (60) days past the date invoiced, are not evidenced by a note and, provided that there is sufficient income from the Property to do so, are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;
(x)    has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;
(y)    has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;
(z)    has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;
(aa)    has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
(bb)    has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;
(cc)    has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(dd)    has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(ee)    has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
(ff)    has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
(gg)    other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;
(hh)    has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;
(ii)    if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;
(jj)    has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;
(kk)    has not formed, acquired or held and shall not form, acquire or hold any subsidiary;
(ll)    has complied and shall comply with all of the terms and provisions contained in its organizational documents.
(mm)    has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;
(nn)    has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(oo)    is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;
(pp)    has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority except as permitted by this Agreement;
(qq)    is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full except as permitted by this Agreement;
(rr)    has no judgments or Liens of any nature against it except for tax Liens not yet due and the Permitted Encumbrances;
(ss)    has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and
(tt)    has no material contingent or actual obligations not related to the Property;
provided, however, notwithstanding the foregoing, Lender acknowledges that Borrower is the tenant under a certain ground lease which is not part of the Property and Borrower’s owning such leasehold interests and incurring obligations in connection therewith shall not in and of itself be deemed a violation of any provision of this Agreement or the other Loan Documents or give rise to any liability under Section 9.4.
“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
“Survey” shall mean an ALTA survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.
“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the Lien of the Security Instrument.
“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.
“U.S. Obligations” shall mean non‑redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to Lender, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.
“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” shall have the meaning set forth in Section 2.8(e) hereof.
“Yield Maintenance Premium” shall mean an amount equal to the greater of: (i) three percent (3%) of the principal amount of the Loan being prepaid or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate.  As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due from the Prepayment Date through the Maturity Date based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate.  As used in this definition, (i) the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually, (ii) the term “Prepayment Date” shall mean the date upon which a prepayment is made, and (iii) the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date.  In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate.  In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

Section 1.2.    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	GENERAL TERMS
Section 2.1.    Loan Commitment; Disbursement to Borrower.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2    Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.
2.1.3    The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.
2.1.4    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a)  refinance the Property and/or repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs and other charges, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.
Section 2.2.    Interest Rate.
2.2.1    Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate (or as otherwise set forth in this Agreement).
2.2.2    Intentionally Deleted.
2.2.3    Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) thirty (30) days by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.4    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.5    Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3.    Loan Payment.
2.3.1    Monthly Debt Service Payments. Borrower shall pay to Lender for deposit in to the Cash Management Account (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on the Payment Date occurring in August 2012 and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.
2.3.2    Repayment. Upon any repayment or prepayment of the Loan, including any application of all or any portion of the funds in any Reserve Fund and any application of any Insurance Proceeds or Condemnation Proceeds, Borrower shall be required to pay to Lender a non-refundable sum (the “Exit Fee”) on the date of such repayment or prepayment equal to one-quarter percent (0.25%) of the principal amount of the Loan being repaid or prepaid; provided, however, the Exit Fee will be waived by Lender if (a) the Loan is repaid with the proceeds of a mortgage loan made, originated, placed or syndicated by Guggenheim Commercial Real Estate Finance, LLC or an Affiliate thereof or (b) repaid with the proceeds of a sale of the Property or (c) the repayment is subject to a prepayment fee pursuant to Section 2.4.1(v). All Exit Fees shall be deemed to be earned by Lender upon the funding of the Loan.

2.3.3    Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.4    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
2.3.5    Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the principal amount due on the Maturity Date) are not paid by Borrower within five (5) days after the Payment Date, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.
2.3.6    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4.    Prepayments.
2.4.1    Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Payment Date occurring in June 2013 (the “Open Prepayment Date”). Subsequent to the occurrence of the Open Prepayment Date, on any Payment Date Borrower may prepay the Loan, in whole but not in part, provided that:
(i)    Borrower shall provide not less than thirty (30) days nor more than ninety (90) days prior written notice to Lender specifying the Payment Date (the “Prepayment Date”) on which the proposed prepayment shall occur;
(ii)    Borrower shall pay to Lender all accrued and unpaid interest on the outstanding principal balance of the Note to and including the Prepayment Date;
(iii)    Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Security Instrument and the other Loan Documents;

(iv)    any prepayment of the outstanding principal amount of the Note shall be applied to the installments of principal last due hereunder and shall not release or relieve Borrower from the obligation to pay the regularly scheduled installments of principal and interest becoming due under the Loan; and
(v)    Borrower shall pay to Lender a prepayment fee equal to the Yield Maintenance Premium if the prepayment occurs on or prior to the Payment Date occurring in June 2014 or, if the prepayment occurs subsequent to the Payment Date occurring in June 2014 but on or prior to the Payment Date occurring in June 2015, a prepayment fee equal to three percent (3%) of the principal amount of the Loan being repaid, or, if the prepayment occurs subsequent to the Payment Date occurring in June 2015 but on or prior to the Payment Date occurring in June 2016, a prepayment fee equal to two percent (2%) of the principal amount of the Loan being repaid, or, if the prepayment occurs subsequent to the Payment Date occurring in June 2016 but on or prior to the Payment Date occurring in December 2016, a prepayment fee equal to one percent (1%) of the principal amount of the Loan being prepaid.
On the Payment Date six (6) months prior to the Maturity Date, or on any Payment Date thereafter, Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole or in part without payment of the Yield Maintenance Premium. If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued for the full Accrual Period during which the prepayment occurs.
2.4.2    Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Other than following an Event of Default, no premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan.
2.4.3    Prepayments After Default. If following an Event of Default payment of all or any part of the Debt is either (a) tendered by Borrower or (b) otherwise recovered by Lender (including through application of any Reserve Funds), in each instance at any time prior to the Payment Date occurring in July 2017, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to the greater of (i) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied, and (ii) the prepayment fee that would be required if a voluntary prepayment had occurred in an amount equal to the outstanding principal amount of the Loan to be prepaid or satisfied, which can be applied by Lender in such order and priority as Lender shall determine in its sole and absolute discretion.

Section 2.5.    Reserved.
Section 2.6.    Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument.
2.6.1    Reserved.
2.6.2    Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument.
Section 2.7.    Cash Management.
2.7.1    Lockbox Account.  (a) Borrower shall establish and maintain a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “Midland National Life Insurance Company, as Lender, pursuant to Loan Agreement dated as of June __, 2012-Lockbox Account”. Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing or authorizing Lender to file UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full.
(b)    Borrower shall, or shall cause Manager to, on or prior to the Closing Date, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt.
(c)    Borrower shall obtain from the Lockbox Bank its agreement in form and substance reasonably satisfactory to Lender, to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account as and when required pursuant to the terms of the Cash Management Agreement and the Lockbox Agreement.
(d)    Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then on deposit in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e)    The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.
(f)    Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(g)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.
2.7.2    Cash Management Account. (a) Lender shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Midland National Life Insurance Company, as Lender, pursuant to Loan Agreement dated as of June __, 2012– Cash Management Account”. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
(b)    Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender as set forth in the Cash Management Agreement.
(c)    The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(d)    All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

2.7.3    Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts due for the Tax and Insurance Escrow Fund, Replacement Reserve Fund, Rollover Reserve Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
Section 2.8.    Withholding Taxes; Gross Up.
(a)    Each payment by Borrower under any Loan Document shall be made without withholding for any Section 2.8 Taxes, unless such withholding is required by any law. If Borrower determines, in its sole discretion exercised in good faith, that it is so required to withhold Section 2.8 Taxes, then Borrower may so withhold and shall timely pay the full amount of withheld Section 2.8 Taxes to the relevant Governmental Authority in accordance with applicable law. If such Section 2.8 Taxes are Indemnified Taxes, then the amount payable by Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.8), Lender receives the amount it would have received had no such withholding been made.
(b)    Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority, if requested by Lender, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
(d)    Borrower shall indemnify Lender and each Co-Lender for any Indemnified Taxes that are paid or payable by Lender or such Co-Lender, as applicable, in connection with any Loan Document (including amounts paid or payable under this Section 2.8(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.8(d) shall be paid within ten (10) Business Days after Lender or the applicable Co-Lender delivers to Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by Lender or such Co-Lender. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e)    (i) Any Co-Lender that is entitled to an exemption from, or reduction of, any applicable withholding Section 2.8 Tax with respect to any payments under any Loan Document shall deliver to Borrower and Lender, at the time or times reasonably requested by Borrower or Lender, such properly completed and executed documentation reasonably requested by Borrower or Lender as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, each Co-Lender, if requested by Borrower or Lender, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Lender as will enable Borrower or Lender to determine whether or not such Co-Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(e)(ii) and (iii) below) shall not be required if in any Co-Lender’s judgment such completion, execution or submission would subject such Co-Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Co-Lender. Upon the reasonable request of Borrower or Lender, each Co-Lender shall update any form or certification previously delivered pursuant to this Section 2.8(e). If any form or certification previously delivered pursuant to this Section 2.8(e) expires or becomes obsolete or inaccurate in any respect to a Co-Lender, such Co-Lender shall promptly (and in any event within ten (10) Business Days after such expiration, obsolescence or inaccuracy) notify Borrower or Lender in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, if a Borrower is a U.S. Person, each Co-Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and Lender (in such number of copies reasonably requested by such Borrower and Lender) on or prior to the date on which such Co-Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Co-Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit B (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Co-Lender; provided, however, that if such Co-Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Co-Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable Borrower or Lender to determine the amount of Section 2.8 Taxes (if any) required by law to be withheld.
(iii)    If a payment made to any Co-Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Co-Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Co-Lender shall deliver to Borrower, at the time or times prescribed by law and at such time or times reasonably requested by Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine that such Co-Lender has complied with such Co-Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.8(e)(iii), FATCA shall include any regulations or official interpretations thereof.

(f)    If any Co-Lender requests compensation under this Section 2.8, or if Borrower is required to pay any additional amount to any Co-Lender or any Governmental Authority for the account of any Co-Lender pursuant to Section 2.8, then such Co-Lender shall use reasonable efforts to designate a different applicable lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Co-Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8 in the future and (ii) would not subject such Co-Lender to any unreimbursed cost or expense (other than de minimis amounts) and would not otherwise be disadvantageous to such Co-Lender (except in a de minimis manner). Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Co-Lender in connection with any such designation or assignment.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.8 Taxes as to which it has been indemnified pursuant to this Section 2.8 (including additional amounts paid pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.8 with respect to the Section 2.8 Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Section 2.8 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.8(g) if such payment would place such indemnified party in a less favorable position (on a net after-tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.8(g) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 2.8 shall survive any assignment of rights by, or the replacement of, a Co-Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Debt and all other obligations under any Loan Document.

III.	INTENTIONALLY OMITTED

IV.	REPRESENTATIONS AND WARRANTIES
Section 4.1.    Borrower Representations. Borrower represents and warrants as of the date hereof (unless otherwise specified) that:

4.1.1    Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, including, without limitation, in its state of formation or organization, as applicable, and Borrower has paid in full all franchise taxes that may be payable to the state of its formation or organization, as applicable. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The direct and indirect ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.
4.1.2    Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which the Property or any of Borrower’s assets is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.4    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Principal, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Principal, Guarantor or the Property, is reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Borrower, Principal, Guarantor or the condition or ownership of the Property.

4.1.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially or adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (w) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.
4.1.6    Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property set forth on Schedule IV (the “Fee Parcel”), and good title to the balance of such Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The possession of the Property has been peaceful and undisturbed and title thereto has not been disputed or questioned to the best of Borrower’s knowledge. The Permitted Encumbrances in the aggregate do not materially or adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority Lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. All parties furnishing labor and materials have been paid in full and there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. Subject to the limitations set forth in Section 9.4 below, the foregoing warranty of title shall survive the foreclosure of the Security Instrument and shall inure to the benefit of and be enforceable by Lender in the event Lender acquires title to the Property pursuant to any foreclosure.

4.1.7    Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
4.1.8    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.
4.1.9    No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents.

4.1.10    Compliance. Borrower and the Property (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower has not received notice of any default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person involved with the operation of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
4.1.11    Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.
4.1.12    Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
4.1.13    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.14    Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary for the use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. Based upon the Survey, all roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15    Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
4.1.16    Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
4.1.17    Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
4.1.18    Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.1.19    No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
4.1.20    Insurance. Borrower has obtained and has delivered to Lender evidence of insurance reasonably acceptable to Lender reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums for such Policies have been paid in full. No claims are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policies.
4.1.21    Use of Property. The Property is used exclusively as a retail shopping center and other appurtenant and related uses.
4.1.22    Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a retail shopping center. The use being made of the Property is in conformity in all material respects with the certificate of occupancy issued for the Property.

4.1.23    Flood Zone; Seismic Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) hereof is in full force and effect with respect to the Property. The Property is located in Zone 4 of the “Seismic Zone Map of the U.S.” based upon the seismic report furnished to Lender by Borrower.
4.1.24    Physical Condition. The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. There exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.25    Boundaries. Except as may be shown on the Survey delivered to Lender in connection with the origination of the Loan, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to adversely affect the value or marketability of the Property except those easements or other encumbrances with respect to which the Title Insurance Policy insures against any losses resulting therefrom.

4.1.26    Leases. The Property is not subject to any Leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as otherwise disclosed to Lender in Schedule I, the current Leases are in full force and effect, and to Borrower’s knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases and any related guaranty (including all amendments thereto) delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto. Except as otherwise disclosed to Lender in Schedule I, each tenant under a Lease has entered into occupancy of the demised premises under such Lease. No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. Except as otherwise disclosed to Lender in Schedule I, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant to the extent due. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. To Borrower’s knowledge, no tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Lease provides any party with the right to obtain a Lien upon the Property superior to the Lien of the Security Instrument. To Borrower’s knowledge and belief, each tenant is free from bankruptcy, reorganization or arrangement proceedings or a general assignment for the benefit of creditors.
4.1.27    Survey. The Survey delivered to Lender in connection with the Loan has been performed by a duly licensed surveyor or registered professional engineer in the jurisdiction in which the Property is situated, is certified to Lender, its successors and assigns, and the title insurance company, and is certified on the Survey to be prepared in accordance with the most current minimum standards for title surveys as determined by the American Land Title Association, with the signature and seal of a licensed engineer or surveyor affixed thereto, and does not fail to reflect any material matter affecting the Property or the title thereto. All curb cuts, driveways and traffic signals shown on the Survey are existing and, to Borrower’s knowledge, have been fully approved by the appropriate Governmental Authority.
4.1.28    Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 4060419.

4.1.29    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the Property have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid.
4.1.30    Special Purpose Entity/Separateness. (a)  Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.
(b)    The representations, warranties and covenants set forth in Section 4.1.30(a) hereof shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
(c)    All of the facts stated and the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and all facts stated and all assumptions made in any subsequent non-consolidation opinion required to be delivered for any reason in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with all of the stated facts and assumptions made with respect to it in the Insolvency Opinion. Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Additional Insolvency Opinion. Each entity other than Borrower with respect to which stated facts or any assumption shall be made in the Insolvency Opinion or any Additional Insolvency Opinion will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or Additional Insolvency Opinion.
4.1.31    Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on terms which are intrinsically fair, commercially reasonable and are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with an unrelated third party.
4.1.32    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity. Neither Borrower, Principal, any Guarantor, nor any shareholder, partner, member or principal of Borrower, Principal or any Guarantor (x) has ever been convicted of a felony, or (y) is currently the subject of any pending or threatened felony criminal investigation or proceeding.

4.1.33    No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower, Principal and/or Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Principal and/or Guarantor in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially or adversely affects or is reasonably likely to materially or adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower, Principal and/or Guarantor. Borrower, Principal and/or Guarantor have disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.
4.1.34    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35    Embargoed Person/Patriot Act.
(a)    As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower, Principal and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by applicable law or the Loan made by Lender is in violation of Legal Requirements (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements; and (c) to the best knowledge of Borrower, none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Principal or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Principal or any other party to the Loan is designated as an Embargoed Person.

(b)    All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, Principal and Guarantor and each and every Person affiliated with Borrower, Principal and/or Guarantor, or that to Borrower’s knowledge has an economic interest in Borrower, or that to Borrower’s knowledge has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and/or will in the future act for or on behalf of any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Principal or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Principal or any other party to the Loan is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
4.1.36    Cash Management Account. (a)  This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of California) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;
(b)    Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of California);

(c)    Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and
(d)    The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender.
(e)    The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.
4.1.37    Mortgage Taxes. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instrument.
4.1.38    No Purchase Options. No tenant, Person, party, firm, corporation or other entity has an option to purchase all or any interest in or portion of the Property or has a right of first offer or refusal or similar right with respect to the Property or any interest therein or portion thereof.

4.1.39    Contracts. Borrower has delivered to Lender true, correct and complete copies of all Contracts; each Contract constitutes the legal, valid and binding obligation of Borrower and, to the best of Borrower’s knowledge and belief, is enforceable against all other parties thereto; no default exists, or with the passing of time or the giving of notice or both would exist, under any Contract; and no Contract provides any party with the right to obtain a Lien upon the Property superior to the Lien of the Security Instrument. Lender shall have the right to approve (such right of approval (if exercised) not to be unreasonably withheld or conditioned) each Material Contract, and in connection therewith, Borrower shall deliver to Lender final drafts of each Material Contract not less than ten (10) business days prior to its execution. Lender’s consent to any Material Contact shall be deemed given, if the first correspondence from Borrower to Lender requesting such approval is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous legend at the top of the first page thereof stating that “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL MAY BE DEEMED GIVEN”, and is accompanied by the information and documents required above and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same has been delivered and, if Lender fails to respond or to expressly deny such request for approval in writing within the ten (10) Business Day period, a second notice is delivered to Lender from Borrower in an envelope marked “PRIORITY” requesting approval containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “IF YOU FAIL TO RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to respond or to expressly deny such request for approval within the five (5) Business Day period.
4.1.40    Security Agreement. There are no security agreements or financing statements affecting any of the Property other than the security agreements and financing statements created in favor of Lender.
Section 4.2.    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS
Section 5.1.    Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Property, including, without limitation, Prescribed Laws, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2    Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent on or prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender evidence of the timely payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such evidence of payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer to exist and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Security Instrument; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property (except that if such Taxes or Other Charges must be paid sooner in order to avoid being delinquent, then Borrower shall cause the same to be paid prior to delinquency, and upon making such payment prior to delinquency Borrower may continue such contest); and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.
5.1.3    Litigation. Borrower shall give prompt written notice to Lender of any litigation or proceedings by any Governmental Authority pending or threatened against Borrower, Principal and Guarantor which might materially or adversely affect Borrower’s, Principal’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4    Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), subject to the rights of tenants under the Leases.
5.1.5    Notice of Default. Borrower shall promptly advise Lender of any change in Borrower’s, Principal’s or Guarantor’s condition, financial or otherwise that would result in a Material Adverse Effect, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
5.1.6    Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.7    Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
5.1.8    Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.
5.1.9    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time. In furtherance hereof, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of protecting, perfecting, preserving and realizing upon the interests granted pursuant to this Agreement and to effect the intent hereof, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that Lender shall lawfully do or cause to be done by virtue hereof. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other applicable Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.
5.1.10    Intentionally Omitted.
5.1.11    Financial Reporting. (a)  Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)    Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by BDO Seidman or other independent certified public accountant acceptable to Lender, in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and that such financial statements have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) and, as of the date thereof, whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Notwithstanding the foregoing, Lender acknowledges and approves the form of financial statements delivered to Lender in connection with the origination of the Loan shall be satisfactory for all future deliveries as required hereunder.
(c)    Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments), as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Rollover Reserve Fund), and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form reasonably satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6) and twelve (12) month periods as of the last day of such quarter; and (iv) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(d)    For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. If the Debt Service Coverage Ratio is less than 1.5:1.0, the Annual Budget shall be subject to Lender’s prior written approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses. Lender’s consent to any Annual Budget shall be deemed given, if the first correspondence from Borrower to Lender requesting such approval is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous legend at the top of the first page thereof stating that “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL MAY BE DEEMED GIVEN”, and is accompanied by the information and documents required above and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same has been delivered and, if Lender fails to respond or to expressly deny such request for approval in writing within the ten (10) Business Day period, a second notice is delivered to Lender from Borrower in an envelope marked “PRIORITY” requesting approval containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “IF YOU FAIL TO RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to respond or to expressly deny such request for approval within the five (5) Business Day period.
(e)    Borrower will furnish, or cause to be furnished, to Lender copies of all federal income tax returns filed by Borrower, within thirty (30) days after the date of filing of the same.
(f)    If the Lender has approved an Annual Budget for a Fiscal Year in accordance with Section 5.1.11(d) above and Borrower must incur an extraordinary Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”) and the cost thereof exceeds $60,000 individually, or $200,000 in the aggregate with all other Extraordinary Expenses incurred by Borrower during the Fiscal Year, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s sole discretion.

(g)    If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall reasonably determine necessary or appropriate.
(h)    Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor) and a leasing plan for the Fiscal Year during which the plan is delivered, in the form reasonably required by Lender.
(i)    Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender and, if requested by Lender.
(j)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in electronic form acceptable to Lender, and (ii) if requested by Lender, in paper form.
5.1.12    Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
5.1.13    Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Except to the extent Lender is actually reimbursed under the Title Insurance Policy, Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14    Costs of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of a Material Proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender and Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
5.1.15    Estoppel Statement. (a)  After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
(b)    Borrower shall request and use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that, so long as no Event of Default exists, Borrower shall not be required to request such certificates more frequently than one (1) time in any calendar year other than in connection with a sale of the Loan.
5.1.16    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
5.1.17    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.
5.1.18    Confirmation of Representations. Borrower shall deliver, in one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the giving of such certificate.
5.1.19    O&M Program. Borrower hereby represents and warrants that (a) attached hereto as Exhibit A are a true and complete copies of (i) the Asbestos Survey Report JC Penney Department Store, date as of December, 1996, (ii) the Asbestos Survey Update, dated as of June 1, 1998, and (iii) the Interim Remedial Action Plan, dated as of January 2002, each prepared by American Environmental Specialists, Co. (collectively, “O&M Program”), and (b) Borrower has as of the date hereof complied in all respects with the O&M Program. Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all respects with the terms and conditions of the O&M Program.

5.1.20    Leasing Matters.
(a)    All Leases shall be on the form of Lease approved by Lender with such market standard reasonable changes as Borrower may require, provided that any changes in such form lease shall not be material or adverse to Borrower or Lender. Borrower shall submit to Lender for Lender’s approval, which approval shall not be unreasonably withheld, prior to the execution thereof, any proposed Lease of the Improvements or any portion thereof that differs materially or adversely from the aforementioned form Lease. Lender’s consent to (i) any Lease under the two prior sentences or (ii) any matter set forth in Section 5.1.20(d) which otherwise requires Lender’s approval hereof shall be deemed given, if the first correspondence from Borrower to Lender requesting such approval is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous legend at the top of the first page thereof stating that “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL MAY BE DEEMED GIVEN”, and is accompanied by the information and documents required above and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same has been delivered and, if Lender fails to respond or to expressly deny such request for approval in writing within the ten (10) Business Day period, a second notice is delivered to Lender from Borrower in an envelope marked “PRIORITY” requesting approval containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “IF YOU FAIL TO RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to respond or to expressly deny such request for approval within the five (5) Business Day period. All Leases of space in the Improvements or otherwise at the Property shall be on terms consistent with the terms for similar leases in the market area of the Property, shall provide for free rent only if the same is consistent with prevailing market conditions and shall provide for market rents then prevailing in the market area of the Property. Such Leases shall also provide for security deposits in reasonable amounts consistent with prevailing market conditions. Borrower shall not execute any Lease for all or a substantial portion of the Property, except for an actual occupancy by the lessee or licensee thereunder, and shall at all times promptly and faithfully perform, or cause to be performed, all of the covenants, conditions and agreements contained in all Leases with respect to the Property, now or hereafter existing, on the part of the landlord, lessor or licensor thereunder to be kept and performed. Borrower shall promptly send to Lender copies of all notices of default which Borrower shall send or receive under any Major Lease. Borrower shall furnish to Lender, upon reasonable request from time to time, a copy of each Lease. Borrower (i) shall not do or suffer to be done any act, or omit to take any action, that might result in a default by the landlord, lessor or licensor under any such Lease or allow the tenant thereunder to withhold payment of rent or cancel or terminate same; (ii) shall not further assign any such Lease or the Rents; (iii) shall enforce the performance and observance of each and every condition and covenant of each of the parties under such Leases; (iv) shall not anticipate, discount, release, waive, compromise or otherwise discharge any rent payable under any of the Major Leases or otherwise terminate a Major Lease; and (v) shall not consent to any assignment of or subletting under any Major Lease. With respect to Leases that are not Major Leases, Borrower shall not, without the prior written consent of Lender in each instance, modify any of the Leases (including, but not limited to, any guaranty, letter of credit or other credit support thereof) or terminate or accept the surrender of any Leases, or waive or release any other party from the performance or observance of any obligation or condition under such Leases, except as to all of the foregoing, in the normal course of business in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which the Property is located. Borrower shall not permit the prepayment of any rents under any of the Leases for more than one (1) month prior to the due date thereof.
(b)    Each Lease executed after the date hereof affecting any of the Property must provide, in a manner approved by Lender, that such Lease is subject and subordinate to the Security Instrument and that the tenant, will recognize as its landlord, lessor or licensor, as applicable, and attorn to any Person succeeding to the interest of Borrower under such Lease upon any foreclosure of the Security Instrument or deed in lieu of foreclosure. Each such Lease shall also provide that, upon request of said successor-in-interest, the tenant shall execute and deliver an instrument or instruments confirming its attornment as provided for in this Section 5.1.20(b); provided, however, that neither Lender nor any successor-in-interest shall be bound by any payment of rent for more than one (1) month in advance, or any amendment or modification of said Lease made without the express written consent of Lender or said successor-in-interest.
(c)    Upon the occurrence of an Event of Default, whether before or after the whole principal sum secured hereby is declared to be immediately due or whether before or after the institution of legal proceedings to foreclose the Security Instrument, forthwith, upon demand of Lender, Borrower shall surrender to Lender and Lender shall be entitled to take, actual possession of the Property or any part thereof personally, or by its agent or attorneys. In such event, Lender shall have, and Borrower hereby gives and grants to Lender, the right, power and authority to make and enter into Leases with respect to the Property or portions thereof for such rents and for such periods of occupancy and upon conditions and provisions as Lender may deem desirable in its sole discretion, and Borrower expressly acknowledges and agrees that the term of any such Lease may extend beyond the date of any foreclosure sale of the Property, it being the intention of Borrower that in such event Lender shall be deemed to be and shall be the attorney-in-fact of Borrower for the purpose of making and entering into Leases of parts or portions of the Property for the rents and upon the terms, conditions and provisions deemed desirable to Lender in its sole discretion and with like effect as if such Leases had been made by Borrower as the owner in fee simple of the Property free and clear of any conditions or limitations established by hereunder or under the Security Instrument. The power and authority hereby given and granted by Borrower to Lender shall be deemed to be coupled with an interest, shall not be revocable by Borrower so long as any portion of the Debt is outstanding, shall survive the voluntary or involuntary dissolution of Borrower and shall not be affected by any disability or incapacity suffered by Borrower subsequent to the date hereof. In connection with any action taken by Lender pursuant to this Section, Lender shall not be liable for any loss sustained by Borrower resulting from any failure to let the Property, or any part thereof, or from any other act or omission of Lender in managing the Property, nor shall Lender be obligated to perform or discharge any obligation, duty or liability under any Lease covering the Property or any part thereof or under or by reason of this instrument or the exercise of rights or remedies hereunder other than those finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender. Borrower shall, and does hereby, indemnify Lender for, and hold Lender harmless from, any and all claims, actions, demands, liabilities, loss or damage which may or might be incurred by Lender under any such Lease or hereunder or under the Security Instrument or by the exercise of rights or remedies hereunder and from any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in any such Lease other than those finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender. Should Lender incur any such liability, the amount thereof, including, without limitation, costs, expenses and reasonable attorneys’ fees, together with interest thereon at the Default Rate from the date incurred by Lender until actually paid by Borrower, shall be immediately due and payable to Lender by Borrower on demand and shall be secured hereby and by all of the other Loan Documents securing all or any part of the Debt. Nothing in this Section shall impose on Lender any duty, obligation or responsibility for the control, care, management or repair of the Property, or for the carrying out of any of the terms and conditions of any such Lease, nor shall it operate to make Lender responsible or liable for any waste committed on the Property by the tenants or by any other parties or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property other than those finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender. Borrower hereby assents to, ratifies and confirms any and all actions of Lender with respect to the Property taken under this Section other than those finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender.
(d)    Borrower covenants and agrees that it shall not enter into, modify, waive or release any party from the performance or observance of any material obligation or condition, or terminate or accept the surrender, of any Lease (including, but not limited to, any guaranty, letter of credit or other credit support thereof) which affects 15,000 square feet or more of the Improvements or (each a “Major Lease”), without the prior written approval of Lender in each instance, which approval shall not be unreasonably withheld or conditioned.
In addition, Borrower shall include with each request for approval of a Major Lease the following items, as applicable: (i) such biographical and financial information about the proposed tenant as Lender may require in conjunction with its review, (ii) a copy of the proposed form of Lease or modification, and (iii) a summary of the material terms of such proposed Lease or modification (including, without limitation, rental terms and the term of the proposed lease or modification and any options). It is acknowledged that Lender intends to include (as applicable) among its criteria for approval the following: (i) such Lease or modification shall be with a bona-fide arm’s-length tenant; (ii) such Lease or modification shall not contain any rental or other concessions which are not then customary and reasonable for similar properties and leases in the market area of the Property; (iii) the rental shall be at least at the market rate then prevailing for similar properties and leases in the market areas of the Property; and (iv) such Lease shall contain subordination and attornment provisions in form and content acceptable to Lender. In all events, and without limiting the foregoing, any new or modified Lease and any consent, waiver or release by Borrower with respect to any Lease and any Lease termination or acceptance of surrender by Borrower, must be consistent with sound and customary leasing and management practices.

(e)    All security deposits of tenants, whether held in cash or in any other form, shall not be commingled with any other funds of Borrower or any other Person and, if cash, shall be deposited by Borrower at such commercial or savings bank or banks, or otherwise held in compliance with applicable law, as may be reasonably satisfactory to Lender. Any bond or other instrument which Borrower holds or shall hold in lieu of cash security deposits shall be maintained in full force and effect unless replaced by cash deposits; shall be issued by an institution reasonably satisfactory to Lender; shall, if permitted pursuant to any applicable legal requirements, name Lender as payee or mortgagee thereunder or, at Lender’s option, be assigned or fully assignable to Lender; and shall, in all respects, comply with any applicable legal requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing. Upon an Event of Default, Borrower shall, immediately upon Lender’s request (if permitted by applicable law), deliver and, if applicable, assign to Lender the security deposits (and any interest previously earned thereon and not disbursed to the Person(s) lawfully entitled to receive same) with respect to all portions of the Property, to be held by Lender subject to the terms of the Leases.
5.1.21    Alterations. Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease entered into in accordance with this Agreement, (b) do not adversely affect either (i) any structural component of any Improvements or (ii) any HVAC system contained in the Improvements, and the aggregate cost thereof does not exceed $1,000,000 or (c) are performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed $2,500,000 (the “Threshold Amount”), Borrower shall, if requested by Lender, promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender, or (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A‑1+” if the term of such letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22    Operation of Property. (a)  Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement or any of the other Loan Documents), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.
(b)    Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; and (iii)  enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.
5.1.23    Reserved.
Section 5.2.    Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
5.2.1    Operation of Property. (a)  Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.
(b)    Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.
5.2.2    Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3    Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or amend, modify or waive its organizational documents in contravention of this Agreement or in any manner adverse to Lender, in each case, without obtaining the prior written consent of Lender.
5.2.4    Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
5.2.5    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
5.2.6    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.
5.2.7    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of all or any portion of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8    Principal Place of Business and Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the Lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.
5.2.9    ERISA. (a)  Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
(A)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(B)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
(C)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10    Transfers. (a)  Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.
(b)    Subject to the terms of Section 5.2.10(d) below, without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (individually or collectively, a “Transfer”), (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any direct or indirect legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 or (B) as permitted by Section 5.2.10(d) below.
(c)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)    Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with (i) one or a series of Transfers of the direct or indirect equity interest in Borrower so long as no Change of Control occurs provided each such Transfer shall be conditioned upon (A) the continued compliance with the relevant provisions of Section 4.1.30 hereof and the definition of “Special Purpose Entity” contained herein, and (B) Borrower’s ability to, after giving effect to such Transfer, remake the representations contained herein relating to ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of such Transfer). If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender, or (ii) the transfer of obsolete Personal Property and/or Equipment in the ordinary course of business, so long as same is replaced with Personal Property and/or Equipment, as applicable, of similar type, quality and utility or is no longer needed in connection with the use or operation of the balance of the Property, provided that the foregoing shall in no event restrict Borrower from transferring Rents or other sums pursuant to and in compliance with the Cash Management Agreement including, without limitation, Exhibit A thereto.
(e)    No consent to any assumption of the Loan shall occur on or before the first anniversary of the first Payment Date. Thereafter, Lender reserves the right to condition the consent to Transfers required hereunder upon (a) a modification of the terms hereof, the Note, the Security Instrument or the other Loan Documents; (b) an assumption of this Agreement, the Note, the Security Instrument and the other Loan Documents, subject to the provisions of Section 9.4 hereof; (c) payment of all of fees and expenses incurred in connection with such Transfer including, without limitation, the cost of any third party reports, legal fees and expenses, application fees, and expenses or required legal opinions; (d) the payment of an assumption fee equal to one percent (1%) of the outstanding principal balance of the Loan and an application fee of $5,000; (e) the delivery of an Additional Insolvency Opinion reflecting the proposed transfer satisfactory in form and substance to Lender; (f) the proposed transferee’s continued compliance with all of the representations and covenants set forth herein, including, without limitation, in Section 4.1.30, Section 4.1.35 and Section 5.2.9 hereof; (g) the delivery of evidence satisfactory to Lender that the proposed transferee is a Special Purpose Entity in accordance with the then current standards of Lender; (h) prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender; (i) approval by Lender of the proposed transferee; or (j) such other conditions as Lender shall determine in its sole and absolute discretion to be in the interest of Lender, including, without limitation, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan and the Property.

(f)    Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer that is not permitted by the terms of Section 5.2.10 without Lender’s consent. This provision shall apply to every Transfer that is not permitted by the terms of Section 5.2.10, regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

VI.	INSURANCE; CASUALTY; CONDEMNATION
Section 6.1.    Insurance. (a)  Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
(i)    comprehensive “all risk” or “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Costs” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; and (C) providing for no deductible in excess of $25,000 for all such insurance coverage, provided, however, with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its sole discretion. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity and (z) windstorm insurance in amounts and in form and substance satisfactory to Lender in the event windstorm insurance is excluded from the special form policy, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Security Instrument to the extent the same is available;
(iii)    business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the lost net profit, continuing expenses and necessary payroll for the succeeding eighteen (18) month period. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s reasonable discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its reasonable discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property and general liability coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)    worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;
(vi)    comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vii)    umbrella liability insurance in an amount not less than $120,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above, so long as the general liability policy includes a “per project” aggregate cap of $25,000,000.
(viii)    If Borrower ever has any employees or motor vehicles, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, excluding umbrella coverage, of $1,000,000;
(ix)    if the Property is or becomes a legal “non-conforming” use or structure, ordinance or law coverage to compensate for the value of the undamaged portion of the Property, the cost of demolition and debris removal and the increased cost of construction in amounts as requested by Lender;
(x)    Reserved.
(xi)    the insurance required under Sections 6.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance covering perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii), (iii) and (vii) above at all times during the term of the Loan; and
(xii)    upon sixty (60) days’ notice, such other reasonable insurance, including, but not limited to, sinkhole and land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)    All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies, as evidenced by insurance certificates and endorsements acceptable to Lender (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A-” or better by Standard & Poor’s. If four (4) or fewer insurance companies issue such policies, then not less than seventy-five percent (75%) of the required insurance coverage limits must be provided by insurance companies each having a claims paying ability rating of “A-” or better as reported by Standard & Poor’s. If five (5) or more insurance companies issue such policies, then not less than sixty percent (60%) of the required insurance coverage limits must be provided by insurance companies each having a claims paying ability rating of “A-” or better as reported by Standard & Poor’s. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal or successor Policies, together with any and all endorsements required by Lender, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall also provide carrier certified copies of all policies within ten (10) days of Lender’s request, provided the policies are available. Lender reserves the right to amend the insurance requirement under Section 6(a)(vii) annually at renewal of the policy should the coverage limits ever decrease or the number of properties insured on the program ever increase beyond the approximately 31 locations insured on the policy at loan closing. Should the Property ever be insured on a general liability policy with an uncapped “per location” or “per project” aggregate or on a policy by itself, the required excess/umbrella liability limit will be $12,000,000;
(c)    Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).
(d)    All Policies provided for or contemplated by Section 6.1(a) , except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the named insured and, in the case of liability coverages, shall name Lender as the additional insured, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender as a mortgagee and loss payee and shall contain a so‑called New York standard non‑contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e)    All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)    the Policy shall not be canceled without at least thirty (30) days written notice to Lender, with the understanding that Policies providing liability coverages may only provide notice of cancellation to the names insured;
(iii)    intentionally omitted; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.
Lender acknowledges that all Borrower requirements under this Section 6.1 have been met as of the Closing Date.
Section 6.2.    Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to at least as good as the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $250,000 and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3.    Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration and otherwise comply with the provisions of Section 6.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof up to the amount sufficient to pay the Debt.
Section 6.4.    Restoration. The following provisions shall apply in connection with the Restoration:
(a)    If the Net Proceeds shall be less than $250,000 and the costs of completing the Restoration shall be less than $250,000, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than $250,000 or the costs of completing the Restoration is equal to or greater than $250,000, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)    The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1)  in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
(C)    Leases demising in the aggregate a percentage amount equal to or greater than ninety percent (90%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;
(D)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to completion satisfactory to Lender;
(E)    Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
(F)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Major Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation or better, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii), if applicable;
(G)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)    the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(I)    such Casualty or Condemnation, as applicable, does not result in a material, adverse loss of access to the Property or the related Improvements;
(J)    the Debt Service Coverage Ratio for the Property shall be equal to or greater than 1.55 to 1.0, which Debt Service Coverage Ratio shall be calculated based on Borrower’s pro-forma operating statements and rent roll, each acceptable to Lender, reflecting anticipated Net Operating Income for the ensuing twelve (12) month period after giving effect to the Restoration;
(K)    the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than sixty percent (60%);
(L)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed; and
(M)    the Net Proceeds together with any cash or cash equivalents deposited by Borrower with Lender (and not earmarked for Reserve Funds or other purposes) are sufficient in Lender’s discretion to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Subject to the requirements of this Section 6.4, the Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s Liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, not to be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (A) the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, (B) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (C) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are reasonably estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be deposited into the Cash Management Account as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.
(d)    In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(e)    Notwithstanding anything contained herein, provided that no Event of Default exists, if Lender elects to apply insurance proceeds to the prepayment of the Debt and there are not sufficient insurance proceeds available to pay the Debt in full, Borrower may at any time within ninety (90) days of receipt of Lender’s notification of Lender’s intent to apply insurance proceeds to the Debt, give Lender not less than thirty (30) days notice of Borrower’s intent to prepay the Debt in full and, if Borrower gives such notice to Lender, Borrower may prepay the Loan in full, but not in part, at any time within the aforementioned ninety (90) day period without prepayment premium or charge of any kind.

VII.	RESERVE FUNDS
Section 7.1.    Intentionally Omitted.
Section 7.2.    Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12th) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, (ii) one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, and (iii) one-twelfth (1/12th) of the rent due under the Ground Lease (the “Ground Rent”) that Lender reasonably determines will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to its due date (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Provided no Event of Default exists, Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes, Ground Rent and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument. Borrower shall be responsible for ensuring the receipt by Lender, at least thirty (30) days prior to the respective due date for payment thereof, of all bills, invoices and statements for all Taxes and Other Charges and/or Ground Rent and Insurance Premiums to be paid from the Tax and Insurance Escrow Fund, and so long as no Event of Default has occurred, Lender shall pay the Governmental Authority or other party entitled thereto directly to the extent funds are available for such purpose in the Tax and Insurance Escrow Fund. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes), Ground Lessor (with respect to Ground Rent), or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax Lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges, Ground Rent and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or Ground Rent and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding anything to the contrary contained herein, provided that (a) no Event of Default has occurred and is continuing, (b) Borrower delivers proof reasonably satisfactory to Lender that all Insurance Premiums for the policies of insurance required to be maintained pursuant to this Agreement have been paid in full no later than the date upon which such sums are due and payable, that all Ground Rent has been paid in full no later than the date upon which such sums are due and payable, and that all Taxes and Other Charges have been paid on or prior to the date upon which such Taxes and Other Charges are due and payable, and (c) no Transfer that is not permitted in this Agreement has occurred, Borrower shall not be required to make monthly payments for the Tax and Insurance Escrow Fund.
Section 7.3.    Replacements and Replacement Reserve.
7.3.1    Replacement Reserve Fund. Subject to the terms of the last sentence of this Section 7.3.1, Borrower shall pay to Lender on each Payment Date an amount (the “Replacement Reserve Monthly Deposit”) which sum is one-twelfth (1/12) of the annual amount reasonably estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property. Notwithstanding anything to the contrary contained herein, provided that (a) no Event of Default has occurred and is continuing, (b) Lender has determined that there is no evidence of significant deferred maintenance at the Property, and (c) no Transfer has occurred, Borrower shall not be required to make monthly payments into the Replacement Reserve Fund.
7.3.2    Disbursements from Replacement Reserve Account. Provided no Event of Default exists, Lender shall make disbursements from the Replacement Reserve Fund as requested by Borrower, and approved by Lender in its sole discretion, no more frequently than once in any fifteen (15) day period of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $25,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $25,000.00 for which reimbursement is sought.
7.3.3    Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
Section 7.4.    Rollover Reserve.

7.4.1    Deposits to Rollover Reserve Fund. Borrower shall pay to Lender for deposit with Lender all funds in excess of $10,000 with respect to any single Lease or $50,000 in the aggregate received by Borrower in connection with any cancellation, modification, termination or surrender of any Lease, including, but not limited to, any surrender, modification or cancellation fees, buy-out fees, or reimbursements for tenant improvements and leasing commissions, or sums otherwise paid to Borrower in connection with Borrower taking any action under any Lease, including, but not limited to granting a consent or waiving any provision of any Lease. All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.
7.4.2    Withdrawal of Rollover Reserve Funds. Provided no Event of Default exists, Lender shall make disbursements from the Rollover Reserve Account for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its reasonable discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $25,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $25,000.00 for which reimbursement is sought.
Section 7.5.    Reserved.
Section 7.6.    Reserved.
Section 7.7.    Reserve Funds, Generally. (a)  Borrower grants to Lender a first-priority perfected security interest in (i) each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund, (ii) the accounts into which the Reserve Funds have been deposited, (iii) all insurance of said accounts, (iv) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto, (v) all sums now or hereafter therein or represented thereby, (vi) all replacements, substitutions or proceeds thereof, (vii) all instruments and documents now or hereafter evidencing the Reserve Funds or such accounts, (viii) all powers, options, rights, privileges and immunities pertaining to the Reserve Funds (including the right to make withdrawals therefrom), and (ix) all proceeds of the foregoing as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
(b)    Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c)    The Reserve Funds shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Fund (with the exception of the Tax and Insurance Escrow Fund) shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (with the exception of the Tax and Insurance Escrow Fund). No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.7. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender and Servicer shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.
(d)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

VIII.	DEFAULTS
Section 8.1.    Event of Default.   Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if any portion of the Debt is not paid when due;
(ii)    if any of the Taxes or Other Charges are not paid when the same are due and payable unless such Taxes or Other Charges are being contested in accordance with Section 5.1.2 hereof;
(iii)    if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv)    if (A) there is any Transfer not permitted by this Agreement or (B) Borrower otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the Security Instrument or (C) the Property becomes subject to any mechanics’ or other lien other than liens for Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of ten (10) Business Days unless being contested in accordance with the terms of this Agreement;
(v)    if any representation or warranty made by Borrower or Guarantor, herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
(vi)    if Borrower shall make an assignment for the benefit of creditors;
(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower, or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, upon the same not being discharged, stayed or dismissed within sixty (60) days;
(viii)    if Borrower or Guarantor attempts to assign their rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)    if Guarantor or Principal shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or Principal or if Guarantor or Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or Principal, or if any proceeding for the dissolution or liquidation of Guarantor or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or Principal, upon the same not being discharged, stayed or dismissed within sixty (60) days;
(x)    if Guarantor shall dissolve, terminate or otherwise fail to remain in existence;
(xi)    if Borrower (a) breaches any of its respective negative covenants contained in Section 5.2 or (b) any covenant contained in Section 4.1.30 hereof, in each instance, in any material manner;

(xii)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower or Guarantor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xiii)    if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
(xiv)    if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement);
(xv)    if Borrower fails to comply with the covenants as to Prescribed Laws, including, without limitation, Section 5.1.1 hereof;
(xvi)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiv) above or (xvii) below, for ten (10) days after the earlier of (a) Borrower’s knowledge of such Default and (b) notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after the earlier of (a) Borrower’s knowledge of such Default and (b) notice to Borrower from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably (as determined by Lender) be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or
(xvii)    if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b)    Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.2.    Remedies. (a)  Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)    With respect to Borrower and the Property, subject to the provisions of Section 9.4, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.
(c)    Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(d)    The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(e)    As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.
(f)    Any sale made pursuant to the provisions of this Section 8.2 shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the foreclosure sale as provided in this Section 8.2 or Article 7 of the Security Instrument upon giving the same notice with respect to the sale of the Property hereunder as is required under this Section 8.2 and/or Article 7 of the Security Instrument.

IX.	SPECIAL PROVISIONS
Section 9.1.    Reserved.
Section 9.2.    Component Notes. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (including senior and junior notes), which notes may be paid in such order of priority as may be designated by Lender, provided that (a) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, (b) the weighted average interest rate of all such “component” notes shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes, (c) the debt service payments on all such “component” notes shall on the date created equal the debt service payment which was due under the Loan immediately prior to the creation of such component notes and (d) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Loan Documents. Borrower shall cooperate with all reasonable requests of Lender in order to establish the “component” notes, shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of security documents if requested and shall, upon demand, reimburse Lender for all reasonable costs and expenses incurred in connection therewith. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.2 after the expiration of ten (10) Business Days after notice thereof accompanied by a description of the noncompliance.
Section 9.3.    Intentionally Omitted.

Section 9.4.    Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower only for the purpose of fully realizing the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, but only to the extent of any loss, damage, cost, expense, liability, claim or other obligation actually incurred by Lender (including attorneys’ fees and expenses reasonably incurred) arising out of or in connection with the following:
(i)    fraud or intentional misrepresentation by Borrower, Guarantor or any of their Affiliates, members, managers, officers, agents or employees in connection with the Loan;
(ii)    the gross negligence or willful misconduct of Borrower, Guarantor or any of their Affiliates, members, managers, officers, agents or employees;
(iii)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Security Instrument concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
(iv)    the removal or disposal of any portion of the Property after an Event of Default, or material physical waste of the Property;

(v)    the misapplication, misappropriation or conversion by Borrower or Guarantor or any Affiliate of the foregoing of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards or other amounts received in connection with a Condemnation, (C) any Rents following an Event of Default, (D) any Rents paid more than one (1) month in advance, (E) any distribution or other payments made in connection with any part of the Property not permitted under the Loan Documents or (F) any funds due to the failure by Borrower to otherwise observe the provisions of the Cash Management Agreement;
(vi)    failure to pay charges for labor or materials or other charges or judgments that created Liens on any portion of the Property and/or the failure to pay Insurance Premiums in accordance with the terms of the Loan Documents;
(vii)    any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
(viii)    the breach of the representation by Borrower that, on the Closing Date, all Improvements at the Property were in material compliance with Legal Requirements;
(ix)    any litigation or other legal proceeding related to the Debt filed by Borrower, Guarantor or any Affiliate of either of the foregoing that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents (collectively, “Contest”), provided, however, if Borrower, Guarantor or any Affiliate of either of the foregoing which commences a Contest obtains a non-appealable order successfully asserting the Contest, Borrower shall have no liability under this clause (ix);
(x)    Borrower’s breach of, or failure to comply with, the representations, warranties and covenants contained in Sections 5.1.9 hereof;
(xi)    Borrower’s failure to provide the indemnities or to comply with the indemnification provisions set forth in Sections 9.2 and 10.13(e) hereof;
(xii)    the seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by Borrower, Guarantor or any of their Affiliates, members, managers, officers, agents or employees;
(xiii)    any act of arson relating to the Property by Borrower, Guarantor or any of their Affiliates, members, managers, officers, agents or employees;

(xiv)    any fees or commissions paid by Borrower or on behalf of Borrower after the occurrence of an Event of Default to Guarantor or any of their members, managers, principals, officers, agents or employees in violation of the terms hereof, the Note, the Security Instrument or the other Loan Documents;
(xv)    if Borrower fails to permit on-site inspections of the Property, fails to provide financial information, or fails to appoint a new property manager upon the request of Lender, each as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument; and/or
(xvi)    if Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien, in each case which encumbers the Property to the extent not permitted by the Loan Documents.
Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower:
(i) in the event of:
(a) Borrower, Guarantor or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(b) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law by Principal, Guarantor or any Affiliate of any of the foregoing or in which Borrower, Principal, Guarantor or any Affiliate of any of the foregoing colludes with, or otherwise assists the Person which makes such filing, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower;
(c) Borrower, Guarantor, Principal or any Affiliate of any of the foregoing filing an answer consenting to or otherwise colluding in, acquiescing in or joining in any involuntary petition filed against it, by any other Person other than by Lender under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person;
(d) Borrower, Guarantor, Principal or any Affiliate of any of the foregoing consenting to, colluding in, acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Guarantor or Principal or any portion of the Property except in any action brought by Lender;

(e) Borrower, Guarantor or Principal making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding (other than in connection with any proceeding brought by Lender), its insolvency or inability to pay its debts as they become due;
(f) a substantive consolidation of Borrower with any other Person in connection with any federal or state bankruptcy proceeding;
(g) Borrower, Guarantor or Principal contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or Principal; and/or
(h) Borrower accepts from any Guarantor or Principal, or Guarantor or Principal solicits or provides, any debtor-in-possession financing in the event Borrower is the subject of a bankruptcy or insolvency proceeding;
(ii)     if the first full Monthly Debt Service Payment Amount is not paid when due;
(iii)    if Borrower fails to obtain Lender’s prior written consent to Transfer if required by this Agreement or the Security Instrument and/or
(iv)     if, after an Event of Default, Borrower fails or refuses to convey the Property to Lender or its designee as part of a deed in lieu of foreclosure agreement or in the event any of Borrower, Principal or Guarantor fails in any material manner to cooperate or interferes with a foreclosure by Lender undertaken by Lender in accordance with the Loan Documents and applicable law or otherwise in any material respect prevents or interferes with a transfer of the Property by Lender under the Loan Documents.
Section 9.5.    Matters Concerning Manager. If (i) an Event of Default occurs and is continuing, (ii) at the Maturity Date, the Debt is not repaid in full, (iii) the Manager shall become subject to a Material Proceeding or (iv) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.6.    Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Sections 2.2.4 and 2.3.5 and interest at the Default Rate actually paid by Borrower in respect of such payments is insufficient to pay the same) and expenses paid by Servicer or trustee in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all of the following costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of an Event of Default under the Loan; (ii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iii) any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.

X.	MISCELLANEOUS
Section 10.1.    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. Lender has the right to sell, transfer, assign or otherwise dispose of all or any part of its rights, obligations and/or interest in the Loan and the Loan Documents, including, without limitation, this Agreement, pursuant to Section 9.1 hereof.
Section 10.2.    Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3.    Governing Law.
(A)    MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (AS PERMITTED BY SECTION 1646.5 OF THE CALIFORNIA CIVIL CODE OR SIMILAR SUCCESSOR PROVISION) APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
(B)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF LOS ANGELES, CALIFORNIA AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

c/o NRAI Corporate Services
2875 Michelle Drive, Suite 100
Irvine, California 92606

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN LOS ANGELES, CALIFORNIA, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF CALIFORNIA. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN LOS ANGELES, CALIFORNIA (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN LOS ANGELES, CALIFORNIA OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 10.4.    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by Lender and by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5.    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6.    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Midland National Life Insurance Company
One Midland Plaza
Sioux Falls, South Dakota 57193
Attention: Mortgage Accounting

with a copy to:	Midland National Life Insurance Company
c/o Guggenheim Commercial Real Estate Finance, LLC
3455 Peachtree Road NE, Suite 500
Atlanta, GA 30326
Attn: Eugene Ansley, Jr.

and:	Proskauer Rose LLP

Times Square
New York, New York 10036
Attention: David J. Weinberger, Esq.

If to Borrower:	Puente Hills Mall, LLC
c/o Glimcher Properties Limited Partnership
180 East Broad Street, 21st Floor
Columbus, Ohio 43215
Attention: Director of Treasury

and	Puente Hills Mall, LLC

c/o Glimcher Properties Limited Partnership

180 East Broad Street, 21st Floor

Columbus, Ohio 43215

Attention: General Counsel

With a copy to:	Frost Brown Todd LLC

One Columbus, Suite 2300

10 West Broad Street

Columbus, OH 43215-3484

Attention: John I. Cadwallader, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.
Section 10.7.    Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
Section 10.8.    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10.    Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11.    Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12.    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Further, it is agreed Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within thirty (30) days after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Failure to give such notice shall constitute a waiver of such claim.

Section 10.13.    Expenses; Indemnity. (a)  Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees and expenses reasonably incurred by or payable to Servicer in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.6; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise directly by reason of the gross negligence or willful misconduct of Lender or Servicer. Any costs and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b)    Borrower shall, at its sole cost and expense, protect (with legal counsel reasonably acceptable to Lender), defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one (1) or more of the following: (a) ownership of the Security Instrument, the Property or any interest therein or receipt of any Rents; (b) any amendment to, or restructuring of, the Debt, the Note, this Agreement, the Security Instrument, or any other Loan Documents; (c) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Security Instrument, this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, any guarantor or any indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (d) any accident, injury to, or death of, persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (e) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (f) any failure on the part of Borrower to perform or be in compliance with any of the terms of the Security Instrument, the Note, this Agreement or any of the other Loan Documents; (g) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (h) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with the Security Instrument, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made; (i) any failure of the Property to be in compliance with any Legal Requirements; (j) the enforcement by any Indemnified Party of the provisions of this Section 10.13; (k) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease other than those finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender; (l) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower which may be payable in connection with the funding of the Loan, (m) any misrepresentation made by Borrower in this Agreement or any other Loan Document, (n) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents or (o) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise directly from the gross negligence or willful misconduct of such Indemnified Parties. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. Any amounts payable to any Indemnified Parties by reason of the application of this Section 10.13(b) shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by such Indemnified Parties until paid.

(c)    Reserved.
(d)    Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (x) any tax on the making and/or recording of this Agreement, the Security Instrument, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes and/or (y) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents. Borrower hereby agrees that, in the event that it is determined that any documentary stamp taxes or intangible personal property taxes are due hereon or on any mortgage or promissory note executed in connection herewith (including, without limitation, the Note), Borrower shall indemnify and hold harmless the Indemnified Parties for all such documentary stamp and/or intangible taxes, including all penalties and interest assessed or charged in connection therewith.
(e)    Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a breach of any of the representations made under Section 4.1.9 hereof or a breach of any negative covenants contained in Section 5.2.9 hereof.
(f)    Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Indemnified Party and Borrower and such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to Borrower, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld. Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
Section 10.14.    Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15.    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.16.    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 10.17.    Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Guggenheim Commercial Real Estate Finance, LLC, or any of their Affiliates shall be subject to the prior approval of Lender not to be unreasonably withheld.
Section 10.18.    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19.    Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 10.20.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.21.    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22.    Confidentiality. (a) Borrower agrees to use commercially reasonable efforts (equivalent to the efforts Borrower applies to maintain the confidentiality of its own confidential information) to maintain as confidential this Agreement, all other Loan Documents and the terms thereof, except that Borrower may disclose such information (i) to its members, manager(s) or such other representatives of Borrower on a need to know basis solely for reasonable business purposes related to the Property, so long as such members, manager(s) or such other representatives have agreed to keep such information confidential, (ii) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by Borrower to be compelled by any court decree, subpoena or legal or administrative order or process, and (iii) as, on the advice of Borrower’s counsel, is required by law.

(b)    Lender shall use any information supplied by or on behalf of Borrower under Section 5.1.11 of this Agreement only in connection with the Loan, including, without limitation, in connection with the servicing of the Loan, any sale of all or any portion of the Loan (including, without limitation, any sale of any “component” note) or any participation therein and the exercise and enforcement by Lender of any rights and remedies hereunder or under any other Loan Document. Lender agrees to keep all rents rolls and other information supplied by Borrower under Sections 5.1.11 or 5.1.20 of this Agreement (collectively, the “Confidential Information”) confidential; provided, however, that nothing contained herein shall prohibit (i) Lender or the Rating Agencies from including summary statements, conclusions or analysis based on the Confidential Information in reports that Lender or the Rating Agencies prepare and distribute, (ii) distribution of the Confidential Information to the Rating Agencies, underwriters, auditors, regulatory authorities or any Persons that may be entitled by law to such information, (iii) distribution of the Confidential Information to any holders of an interest in the Loan or potential purchasers of the Loan or any interest therein, or (iv) distribution and use of the Confidential Information in connection with the exercise and enforcement by Lender of any rights and remedies hereunder or under any other Loan Document; provided further, however, that Lender shall inform the recipients of such information described in clauses (ii) and (iii) of this sentence (other than the regulatory authorities and other Persons that are entitled by law to the Confidential Information) that such recipients may use the Confidential Information solely in connection with rating, administering, servicing, investing or evaluating investment in the Loan or components thereof, and that such recipients are considered to be subject to the same confidentiality obligation as is set forth herein applicable to Lender, but in no event shall Lender (A) be considered to have represented, warranted or guaranteed to Borrower, Guarantor, Manager or any other Person that such recipients will use the Confidential Information solely as aforesaid or that such recipients will observe such confidentiality obligations, (B) be responsible for monitoring or enforcing such use and confidentiality obligation or (C) be liable to Borrower, Guarantor, Manager or any other Person for any acts or omissions by any such recipient, including, without limitation, any failure of any such recipient to limit its use of the Confidential Information as aforesaid or observe such confidentiality obligations. Notwithstanding the foregoing, in connection with any challenge or question by any Governmental Authority regarding the tax treatment or tax structure of the Loan, Lender may disclose to Governmental Authorities the tax treatment and tax structure of the Loan and all materials of any kind including, without limitation, opinions or other tax analysis, that are provided to Lender relating to such tax treatment or tax structure. Lender agrees not to sell any Confidential Information.
Section 10.23.    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.24.    Cumulative Rights. All of the rights of Lender under this Agreement hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole judgment.

Section 10.25.    Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Agreement is sought.
Section 10.26.    Consent of Holder. Wherever this Agreement refers to Lender’s consent or discretion or other rights, such references to Lender shall be deemed to refer to any holder of the Loan. The holder of the Loan may from time to time appoint a trustee or servicing agent, and Borrower shall be entitled to rely upon written instructions executed by a purported officer of the holder of the Loan as to the extent of authority delegated to any such servicing agent from time to time and determinations made by such servicing agent to the extent identified a within the delegated authority of such trustee or servicing agent, unless and until such instructions are superseded by further written instructions from the holder of the Loan.
Section 10.27.    Successor Laws. Any reference in this Agreement to any statute or regulation shall be deemed to include any successor statute or regulation.
Section 10.28.    Reliance on Third Parties. Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors. In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement.
Section 10.29.    Joint and Several Obligations. If Borrower consists of more than one Person, the obligations and liabilities of each such Person shall be joint and several.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
PUENTE HILLS MALL, LLC, a Delaware limited liability company

By:	PUENTE HILLS MALL REIT, LLC, a Delaware limited liability company, its sole member

By:	OG RETAIL HOLDING CO., LLC, a Delaware limited liability company, its managing member

By:	GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited liability partnership, as administering member

By:	GLIMCHER PROPERTIES CORPORATION, a Delaware corporation, its sole general partner

By:	/s/ Mark E. Yale
Mark E. Yale
Executive Vice President, Chief Financial Officer and Treasurer
LENDER:
MIDLAND NATIONAL LIFE INSURANCE COMPANY, an Iowa Corporation

By:	Guggenheim Partners Asset Management, LLC, as Investment Adviser for Midland National Life Insurance Company

By:	/s/ William Bennett
William Bennett, Managing Director

EXHIBIT A
(O&M PLAN)
(attached hereto)

Exhibit A

EXHIBIT B
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished Lender and Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Lender and (2) the undersigned shall have at all times furnished Borrower and Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF CO-LENDER]

By:	______________________________________
Name:
Title:

Date:	________ __, 20[ ]

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan, (iii) with respect to the extension of credit pursuant to this Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished Lender and Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Lender and (2) the undersigned shall have at all times furnished Borrower and Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF CO-LENDER]
By:    ______________________________________
Name:
Title:

Date: ________ __, 20[ ]

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished its participating Co-Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Co-Lender in writing and (2) the undersigned shall have at all times furnished such Co-Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By:    ______________________________________
Name:
Title:

Date:    ________ __, 20[ ]

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished its participating Co-Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Co-Lender and (2) the undersigned shall have at all times furnished such Co-Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By:    ______________________________________
Name:
Title:
Date:    ________ __, 20[ ]

SCHEDULE I
(Rent Roll)

[see attached]

SCHEDULE II

(Required Repairs Deadlines For Completion)

Puente Hills Mall
Plan for Immediate Repairs

Roofing:

The 2012 Capital Budget includes funds to complete the last of a five year plan to recoat the entire roof of Puente Hills Mall. The roofing systems are being recoated with a thermoplastic material. The final stage of the roof replacement plan consists of the replacement of roof behind the AMC 20 Theater tenant space. The estimated cost to complete this work is $260,000. This work is expected to be completed during the fourth quarter of 2012.

Parking:

The 2012 Capital Budget includes and we intend to complete the following three projects related to parking:

1.	Repair/replace approximately 15,000 square feet of asphalt on the ring road. Approximate cost is $50,000. This work will be completed in June 2012.

2.	Reseal and re-stripe Macy’s parking lot. Approximate cost is $30,000. This work will be completed during the third quarter of 2012.

3.	Reseal and re-stripe TGIF parking lot. Approximate cost is $10,000. This work will be completed during June or July 2012.

Sch. II-#PageNum#

SCHEDULE III

(Organizational Structure)
[see attached]

SCHEDULE IV

(Legal Description of Fee Parcel)

All that certain real property situated in the County of Los Angeles, State of California, described as follows:

PARCEL A - Fee Simple:

Parcels 5, 7 and 8, in the City of Industry, County of Los Angeles, State of California, as shown on Parcel Map No. 322, filed in Book 315, Page(s) 37 through 44, inclusive, of Parcel Maps, in the Office of the County Recorder of said County.

PARCEL B - Easements:

Non-exclusive easements, creating rights in real property, including but not limited to, ingress and egress, passage and parking of vehicles; passage and accommodation of pedestrians; sewer lines, water and gas mains, electrical power lines, telephone lines, and other utility lines; development and construction of said Tract; the construction, reconstruction, erection, removal and maintenance, on, to, over, under and across to a maximum distance of 14 feet, of footings, supports, canopies, flag poles, roof and building overhangs, awnings, alarm bells, signs, lights and lighting devices and similar appurtenances over the “Common Area” as defined and described in that certain Construction, Operation and Reciprocal Easement Agreement in and upon all the terms, covenants, conditions, provisions, reservations, limitations, duties, obligations, liens, assessments and easements as more particularly and fully described and set forth in said agreement by and between Hahn-Puente Associates, a limited partnership in which Ernest W. Hahn, Inc., a California corporation, is the general partner; Broadway-Hale Store, Inc., a California corporation; Sears, Roebuck and Co., a New York corporation; Adcor Realty Corporation, a New York corporation; and J.C. Penney Properties, Inc., a Delaware corporation, dated December 22, 1972 and recorded December 22, 1972 as Instrument No. 712, as amended by that certain First Amendment to Construction, Operation and Reciprocal Easement Agreement by and between Hahn-Puente Associates, a limited partnership in which Ernest W. Hahn, Inc., a California corporation, is the general partner; Broadway-Hale Store, Inc., a California corporation; Sears, Roebuck and Co., a New York corporation; Adcor Realty Corporation, a New York corporation, and J.C. Penney Properties, Inc., a Delaware corporation; dated February 1, 1974 and recorded March 11, 1974 as Instrument No. 3991, as amended by that certain Second Amendment to Construction, Operation and Reciprocal Easement Agreement by and between Hahn-Puente Associates, a Limited Partnership in which Ernest W. Hahn, Inc., a California corporation, is the general partner; Carter Hawley Hale Stores, Inc., a California corporation (fka Broadway-Hale Stores, Inc.); Sears, Roebuck and Co., a New York corporation; Adcor Realty Corporation, a New York corporation; and J.C. Penney Properties, Inc., a Delaware corporation, dated September 20, 1984 and recorded October 1, 1984 as Instrument No. 84-1172544, and as further amended by that certain Third Amendment to Construction, Operation and Reciprocal Easement Agreement by and between Krausz Puente LLC, a California limited liability company; The May Department Stores Company, a New York corporation; and Sears, Roebuck and Co., a New York corporation, dated December 1, 2001 and recorded January 8, 2002 as Instrument No. 02-0045017, Fourth Amendment to Construction, Operation and Reciprocal Easement Agreement by and between Puente Hills Mall, LLC, a Delaware limited liability company, Macy's West Stores, Inc., an Ohio corporation, f/k/a Macy’s Department Stores, Inc., and Sears, Roebuck and Co., a New York corporation, dated November 30, 2010 and recorded January 14, 2011 as Instrument No. 20110085677, all in the Recorder’s Office of Los Angeles County, California.

PARCEL C - Easements:

Easements for the construction, reconstruction, erection, removal and maintenance on, to, over, under and across the "Encroachment Area" of the "Encroachment" as to such terms are defined in that certain encroachment easement agreement recorded April 23, 1997, as Instrument No. 97-606562, ("The Encroachment Easement") and for minor encroachments of building overhangs, canopies, columns, eaves, signs, pilasters and pillars, extending from the encroachment area onto Parcel A, as created in and by said encroachment easement.

PARCEL D - Non-Exclusive Easements:

Non-exclusive easements, creating rights in real property as contained in that certain Declaration of Covenants, Conditions and Restrictions by Puente Hills Mall, LLC, a Delaware limited liability company, dated March 24, 2003 and recorded March 26, 2003 as Instrument No. 03-838916, in the Recorder’s Office of Los Angeles County, California.

Assessor's Parcel Number:	8265-004-039 / 8265-004-040 / 8265-004-118
8265-004-120 / 8265-004-121

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